Exhibit 99.1

CACI Announces Intent to Acquire Digital Systems International Corporation

Company also Announces Guidance for Fiscal Year 2002

Arlington, VA - August 13, 2001 - CACI International Inc (NASDAQ: CACI) announced today it has signed a letter of intent to acquire all of the shares of privately held Digital Systems International Corporation (DSIC). The acquisition supports CACI's strategic growth plans to expand and grow its portfolio of systems integration, managed network services and information assurance capabilities and customers. The acquisition will be financed through CACI's existing credit facility and is expected to be completed within 90 days. Terms of the transaction were not disclosed.

DSIC, headquartered in Arlington, Virginia, has approximately 550 employees in locations in Virginia, Maryland, Alabama, South Carolina, and California. The company implements enterprise resource planning (ERP) systems, including large-scale financial and human resource systems and, e-procurement applications; develops client server and web-enabled applications; operates a large scale enterprise networking and information assurance practice; solves complex business problems with a highly recognized process modeling and simulation methodology; and provides acquisition/program management consulting services, primarily for the federal government. Revenue for DSIC for the last 12 months was approximately $55 million.

Commenting on the transaction, Dr. J.P. London, Chairman and CEO of CACI International, stated, "DSIC's capabilities will enhance CACI's solutions and offerings and broaden our customer base, particularly within our systems integration and managed network services lines of business. The excellent skills and expertise of the employees of DSIC will complement and augment those of CACI's growing employee base, providing stronger qualifications for our future business development opportunities. We look forward to a successful relationship with DSIC's management team, employees, and their customers."

Guidance for Fiscal Year 2002

The company also announced that it will adopt the Financial Accounting Standards Board's SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets," effective July 1, 2001. As a result of the impact of this accounting change and the potential acquisition of DSIC, the company expects the results of its operations for its first fiscal quarter and full year FY 2002 to be within the following ranges:

	Q1, FY02	FY02

Revenue (in thousands) Diluted earnings per share	$146,000 -- $151,000 $0.53 -- $0.56	$630,000 -- $660,000 $2.48 -- $2.60

Accordingly, the company estimates that revenue for the first fiscal quarter of FY02 will be up 16 to 20 percent over first fiscal quarter of FY01. Diluted earnings per share in the quarter will be up 22 to 28 percent over the FY01 quarter, when adjusted for the adoption of SFAS No. 142.

The company also reiterated its previously announced guidance for the fourth quarter and full fiscal year 2001:

	Q4, FY01	FY01

Revenue (in thousands) Diluted earnings per share (Unadjusted for SFAS No. 142) (Adjusted for SFAS No. 142)	$148,000 -- $155,000 $0.50 -- $0.56 $0.57 -- $0.63	$558,000 -- $563,000 $1.78 -- $1.84 $2.06 -- $2.12

Actual results for the quarter and fiscal year will be released at 8 AM, EDT, August 16, 2001.

Extraordinary Event, Fourth Quarter, FY01

The company also announced that it was able to obtain a more favorable tax treatment for the COMNET transaction first reported in December 1999. As a result, the company will report in connection with its discontinued operations a one-time, after-tax gain of $1.5 million, or $0.13 per diluted share.

CACI International Inc, a member of the Russell 2000 and S&P SmallCap 600 indices, is a worldwide leader in information technology and communications solutions. Founded on simulation technology in 1962, the company has evolved a diverse solutions portfolio for today's networked economy. From across the technology spectrum, CACI integrates the networks, systems, and software for telecommunications, information assurance, and all forms of information management. CACI centers of excellence are unique in the industry, offering "try-before-buy" solutions so clients save time and resources. With approximately 5,000 employees and more than 90 offices in the U.S. and Europe, CACI meets complex client challenges with comprehensive, reliable solutions. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and/or United Kingdom (including the potential impact from livestock related diseases); changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business with the Department of Justice, the Federal Aviation Agency, the Defense Information Systems Agency, the State Department and others and/or competition for new business; our own ability to complete performance of fixed price contracts within contract value; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds; government contract procurement (such as bid protest) and termination risks, including the possible discontinuance of the U.S. Government's Tobacco litigation; the results of the appeal of CACI International Inc., ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees; our ability to complete acquisitions appropriate to achievement of our strategic plans, including the DSIC acquisition; material changes in laws or regulations applicable to our businesses; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company's Securities and Exchange Commission filings.

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For investor information contact:	For other information contact:
David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	Jody Brown Vice President, Public Relations (703) 841-7801 jbrown@caci.com